Exhibit 10.49
September 7,2006
PRIVATE
Mr. Roy Hibberd
One Vista Court
Englishtown, NJ 07726
Dear Roy:
We are pleased to confirm our offer to you for the position of SVP-Franchise Relations for We The People USA, Inc., and, SVP and General Counsel for Dollar Financial Group, Inc. (“Dollar”). Should you accept our offer, your compensation and benefits package shall be as follows:
START DATE July 26, 2005
COMPENSATION $210,000 annual base salary. Base salary will be reviewed annually.
EQUITY Executive shall participate in all equity plans and grants commensurate with similarly situated executives of Dollar.
BONUS As additional compensation for your services, Dollar shall pay or cause one of its subsidiaries to pay a cash bonus with respect to each fiscal year payable within thirty (30) days after the conclusion of the financial audit of the relevant fiscal year.
The actual bonus due shall be determined based on the achievement by Dollar of target annual income before interest, income taxes, depreciation, amortization and management fees (“EBITDA”) as determined by the aforesaid independent audit. EBITDA targets shall be determined by the board of directors of Dollar, in good faith, and shall be adjusted equitably for acquisitions, divestitures or other significant events occurring in the fiscal year.
The amount of the bonus due shall be a percentage of your base salary, with the percentage determined as follows: (a) if Dollar achieves EBITDA of greater than or equal to 95% of target EBITDA, 20% of base salary plus 4% of base salary for each 1% that EBITDA exceeds 95% of target EBITDA, up to a maximum of 20% of base salary (bringing the total cash bonus payable under section (a) to a total of 40% of base salary if Dollar achieves 100% of target EBITDA); plus (b) if Dollar achieves EBITDA of greater than or equal to 101% of target EBITDA, 2% of base salary for each 1% that EBITDA exceeds 100% of target EBITDA, up to a maximum of 10% of base salary. Thus, by way of example, if Dollar achieves EBITDA of 105% of target, Executive’s bonus will be 20% + 20% +10% = 50% of base salary. Should your employment terminate for any reason, no bonus compensation for the year in which termination or resignation occurs shall be payable.
Regardless of whether an EBITDA target is achieved, no bonus compensation will be paid or payable if Dollar has defaulted or is not current on its debt payment obligations under any of its then outstanding credit facilities, indentures or other debt instruments; provided, that such withheld compensation shall be paid if such default is of a technical and non-substantive nature and is cured within thirty (30) days of notice thereof.

AUTO ALLOWANCE Dollar agrees to a monthly car allowance of $750.
RELOCATION ALLOWANCE Dollar agrees to reimburse moving-related expenses per the attached relocation policy. This allowance will be available to Executive for at least 36 months from date of employment, unless extended further by mutual agreement.
TERMINATION a) Change in control: In the event that your employment is terminated by Dollar in relation to a Change of Control (as defined herein), or you terminate your employment for Good Reason (as defined herein), you shall be paid your Base Salary in equal installments in accordance with past payroll practices of Dollar for eighteen months following the date of your termination, at a rate equal to 100% of your Base Salary in effect on the last day of your employment with Dollar.
For purposes of this Agreement, a Change of Control shall be deemed to have occurred if and when:
     i) a person or entity other than Green Equity Investors II, L.P., or any affiliate, related party or entity controlled by Leonard Green & Partners, L.P., or sponsored fund thereof (collectively “GEI II”) owns equity securities having at least 51% of the voting power of Dollar (or any successor or surviving entity);
     ii) either DFG or Dollar becomes a subsidiary of an entity unaffiliated with GEI II or shall be merged or consolidated into another entity and the voting power of the surviving entity is owned at least 51% by a person or entity other than GEI II; or
     iii) all or substantially all of the assets of either DFG or Dollar shall have been sold to a party or parties the equity of which is owned at least 51% by a person or entity other than GEI II.
b) Termination other than for cause: In the event that your employment is terminated by Dollar, other than for Cause (as defined herein), you shall be paid your Base Salary in equal installments in accordance with past payroll practices of Dollar for nine months following the date of your termination, at a rate equal to 100% of your Base Salary in effect on the last day of your employment with Dollar. In addition, you shall be paid your Base Salary in equal installments in accordance with past payroll practices of Dollar for nine months following the date which is nine months from your termination date at a rate equal to 50% of your Base Salary in effect on the last day of your employment with Dollar.
For purposes of this Agreement, cause shall be defined as
     i) Executive’s failure to cure or remedy any material mismanagement or gross negligence in the management of Employer’s business within fifteen (15) days after written notice by Employer of such mismanagement or negligence;
     ii) Executive’s willful refusal, after written notice by Employer, to cure within a period of fifteen (15) days any material breach of this Agreement or failure to perform any material obligation set forth herein;
     iii) an act of fraud, theft, dishonesty or deceit committed against the Employer, including any intentional material misrepresentation to the board of directors of Dollar; or
     iv) a final non-appealable adjudication in a criminal or civil proceeding (including any settlement or plea of nolo contendere) that Executive has committed a fraud, dishonest act, an act of moral turpitude or any other felony relating to or adversely affecting Executive’s employment, the business of the Employer or the ability of Executive to perform his obligations herein).

c) Termination by Executive for Good Reason: Executive shall have the right to terminate his employment upon 30 days notice to the Company for the occurrence of any of the following events which shall all be considered “Good Reason” so Executive termination:
     i) Dolllar acts to materially reduce Executive’s duties or responsibilities hereunder: or
     ii) Dollar acts to change the geographic location of the performance of Executive’s duties from the Philadelphia, PA metropolitan area.
In the event of termination for Good Reason, Executive’s severance compensation and duration of payment will be the same as Change in Control.
RESTRICTIVE COVENANTS In consideration of your employment with WTP, you agree that you will not, at any time during the term of your employment and for a period of two years following the termination of your employment for any reason (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intent of the parties that this agreement shall be so enforced): (a) directly or indirectly engage in the United States, Canada or any other country in which any one or more of Dollar Financial Corp., Dollar Financial Group, Inc., WTP and any of their respective subsidiaries and affiliates (collectively hereinafter referred to as “Dollar”) now or hereafter conducts business, in any business in direct competition with any business conducted by Dollar at the time of termination or any business that Dollar has a bona fide plan to commence or enter into, either as an officer, director, employee, independent contractor, agent, consultant, lender or as a 2% or greater owner, partner, or stockholder; (b) directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that Dollar has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Dollar; or (c) directly or indirectly induce or attempt to influence any employee or consultant of Dollar to terminate his or her employment or consultant relationship with Dollar.
In addition to and without limiting the foregoing, during the term of your employment at all times following the termination of your employment for any reason, whether before or after the expiration of the employment term set forth above, you shall not at any time directly or indirectly disclose, use, transfer or sell to any person, firm or other entity any trade, technical or technological secrets, any details of organization or business affairs, or any confidential or proprietary information of Dollar.
INVENTIONS All patents, trademarks, trade names, copyrights, inventions, discoveries, financial models, computer software, graphics products, advertising products, promotional materials, market studies and business plans (collectively, the “Intellectual Property”) relating to Dollar’s business that you may make, conceive or learn during the term of your employment (whether before, during or after the term of employment, whether during working hours or otherwise) or within six (6) months following the termination of your employment for any reason shall be the exclusive property of Dollar. You agree to disclose any such Intellectual Property to the board of directors of WTP and to do at Dollar’s expense all lawful things necessary or useful to assist Dollar in securing their full enjoyment and protection.
DOLLAR PROPERTY You further agree, at Dollar’s request at any time and from time to time during the term of your employment, and upon termination of your employment for any reason, to deliver possession of all property, including but not limited to, documents or materials relating to Dollar’ business and all evidence of or records relating to Dollar’s customers, all of which property, documents, materials and/or customer and business records and other property shall be at all times property of Dollar.

In the event of any breach or threatened breach by you of any of the provisions of this letter under the heading “Restrictive Covenants”, “Inventions” and “Dollar Property” Dollar may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Dollar’s remedies at law under such circumstances.
BENEFITS
Health Insurance Dollar offers a choice of three medical plans at a bi-weekly payroll deduction. Eligibility begins on your date of employment.
Dental Insurance Dollar offers dental insurance at an additional bi-weekly payroll deduction. Eligibility begins on your date of employment.
Life Insurance All employees are automatically covered for Life Insurance. Your life insurance coverage is equal to $100,000. Eligibility begins on your date of employment. Additionally, you may purchase supplemental life or supplemental AD&D coverage for yourself, your spouse or your dependent children through payroll deduction.
Short Term Disability Salaried employees are eligible for Short Term Disability Insurance with a bi-weekly payroll deduction. Your short term disability coverage is equal to approximately 60% of your salary but not greater than $500 weekly. There is a 14 day elimination period and coverage extends up to 26 weeks. Eligibility begins on your date of employment.
Long Term Disability Salaried employees are eligible for Long Term Disability Insurance with a bi-weekly payroll deduction. Your long term disability coverage is equal to approximately 60% of your basic monthly salary (up to a maximum benefit of $10,000 monthly) after a 26 week elimination period. Eligibility begins on your date of employment.
401(k) Plan You will become eligible for this program on the open enrollment date following 6 months of service. Open enrollment in our Retirement Plan is the 1st of every calendar quarter. Dollar matches 50% of your contributions up to a maximum employee contribution of 8%. Company matching is vested at 20% for each year of service.
Holidays You will be eligible for eight (8) paid holidays. The holiday schedule shall be forwarded to you during your first week of employment.
Personal Time You will be awarded 12 hours of personal time for every 3 months of full-time service (a total of 6 days per anniversary year). You may carry over a maximum of 12 personal hours on your anniversary date. Personal time must be used in 8 hour increments. There is no payment for personal days earned but not taken.
Vacation You will be awarded one week vacation for every three months of service completed. Awarded vacation must be taken within one year (12 months) in which the vacation is awarded. There is no payment for vacation awarded but not taken.
EXPIRATION OF BENEFITS All benefits expire on your date of termination.
REPORTING RELATIONSHIP While serving in this position, you will report directly to Don Gayhardt, President.
Speaking for myself and everyone at DFG, we look forward to working with you.
Sincerely,

Melissa Soper
Vice President, Human Resources
Mr. Roy HIbberd
September 7,2006
ACCEPTANCE This letter contains the entire agreement between you and Dollar. There are no other oral or written agreements between you and Dollar. Please confirm that this letter accurately sets forth our understanding by signing and returning this letter.
Accepted and Agreed to:

Name

Date

APPROVED RELOCATION EXPENSES
FOR ROY HIBBERD
POLICY
During the relocation of executives, a considerable number of expenses may be incurred; therefore, certain requirements are necessary to ensure that these relocation expenses are proper and have been previously authorized.
PROCEDURES
1.	Reimbursement and/or payment of relocation expenses is not automatic but will be made if the expense or expenses are within the parameters defined herein.
2.	For reimbursements of approved relocation expenses, an Expense Form should be completed with all receipts attached. All exceptions to this relocation policy must be approved by the President of Dollar Financial Corp.

3.	The following expenses are allowed under this relocation policy:
a.	House hunting trips — Two house hunting trips not to exceed two (2) persons (executive and spouse) per trip for a total of three (3) days each.
-	Air fare or mileage

-	Rental car

-	Hotel

-	Reimbursement of meals
b.	Moving Expenses:
-	Van line expenses for moving of personal belongings.

-	packing and unpacking included.

-	Insurance for moving of personal belongings on van line.

-	Maximum 30 day furniture storage.

-	$.36 per mile for relocating vehicles based on most direct

route to new location.

-	Hotel and meals while en route.
c.	Temporary lodging at new location to include:
-	Ninety (90) days maximum

-	Room and tax

-	Local phone and long distance phone

-	Parking

-	Car rental
d.	Closing costs:
- Reimbursement for Commissions (Max. 6%) on sale of primary residence
NOTE: Should Executive sell the house without a Realtor, Dollar Financial Corp. will not reimburse for what would have been paid in Realtors commission.
e.	Any other costs above and beyond those items above, or any exceptions, must receive the prior approval of the President of Dollar Financial Corp.
4.	The executive shall not bear the additional tax burden of relocation. Should this occur, the executive’s tax preparation firm should prepare a letter stating the amount of the additional tax. This should be sent to the President of Dollar Financial Corp. for authorization of reimbursement.
6.	Tax reimbursement for relocation is for one time only.